Exhibit 99.1

MCEWEN MINING REPORTS Q3 2020 RESULTS

PLUS EXPLORATION NEWS

TORONTO, October 29, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported its third quarter (Q3) results for the period ended September 30th, 2020.

•	Cash and liquid assets(1) and working capital at September 30th, 2020 were $18.8 million(2) and positive $21.6 million, respectively.

•	Production rebounded during Q3 after the successful restart of all four of our operations, which were temporarily suspended during Q2, largely due to actions taken to prevent the spread of COVID-19 amongst our workers, business partners, and communities. Production for Q3 2020 was 23,100 gold ounces and 575,000 silver ounces, or 30,400 gold equivalent ounces(3)(GEOs), at the average gold:silver price ratio for the quarter of 79:1.

•	For Q3 we spent $8.5 million on exploration and advanced projects, and are reporting a net loss of $9.8 million, or ($0.02) per share, compared to a net loss of $11.5 million, or ($0.03) per share, in Q3 2019.

•	At Black Fox, development of the access to the Froome underground deposit has advanced 47% by the end of the quarter. We are on track to reach the deposit in the second quarter of 2021 and complete the necessary development work. Commercial production is expected by the fourth quarter of 2021.

•	On September 10th we closed a private placement of flow-through common shares at a price of $1.65 per share (representing a premium of 21% over the share price) for gross proceeds of $10.4 million. These funds will be used exclusively for exploration activities in the Timmins region over the next 12 to 24 months.

•	Consolidated production guidance for Q4 2020 is 31,500-34,000 GEOs(4).

•	Anna Ladd-Kruger has joined the Company as our Chief Financial Officer. Anna is an accomplished mining executive with over 20 years of experience in leading mining organizations.

•	Our quarterly webcast will take place tomorrow, Friday, October 30th at 11 am EDT. Details are provided below.

“I am feeling much better this year than I did last year at this time because the bad news is behind us. Our operations are starting to turn around and improve; the financial pressure on our balance sheet has been alleviated; and our future growth is becoming much brighter. Investment capital is still in the early stages of moving into precious metals. There are a number of companies that are still being largely ignored but appear to have considerable upside potential. I believe McEwen Mining is one of those companies whose share price has a lot of catching up to do. Yes, last year was a nightmare and as shareholders we all suffered great frustration and confusion over the large loss of share value at a time when the price of gold was climbing ever higher. Our problems were many, some were due to non-recurring events and others were operational. Our senior management at both head office and at our mines are focused on improving operating efficiencies and profit margins. Over the next several quarters we expect to deliver better operating results along with exploration news that we hope will start to close the price performance gap,” commented Rob McEwen, Chairman & Chief Owner.

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Operations Update

San José Mine, Argentina (49% Interest)

Our attributable production from San José in Q3 was 8,600 gold ounces and 571,000 silver ounces, for a total of 15,900 GEOs(5). For Q3, total cash costs(1) and all-in sustaining costs (AISC)(1) were $1,269 and $1,538 per GEO, respectively. During Q3, government-imposed COVID-19 travel restrictions limited the mobilization of personnel resulting in the mine continuing to operate below normal capacity.

Black Fox Mine, Canada (100% Interest)

Production from Black Fox was 5,800 GEOs in Q3, at cash costs and AISC of $1,581 and $1,644 per GEO, respectively. The operation is benefitting from the additional development work completed during Q2, which increased mining flexibility. We expect production to continue to trend higher during Q4, and mining from Black Fox to continue into Q1 2021, while we transition to mining the Froome deposit.

Black Fox – Underground Drilling

Delineation and definition drilling around the 240 m and 280 m level stoping areas in the central and west part of the Black Fox Mine has recently returned impressive grades including:

On the 240 Level

85.1 g/t Au over 4.8 m including 218.8 g/t Au over 1.8 m from hole 240-B226-11

14.7 g/t Au over 2.5 m including 19.8 g/t Au over 1.7 m from hole 240-B206-09

15.1 g/t Au over 1.7 m from hole 240-B196-08

On the 280 Level

19.3 g/t Au over 3.0 m including 71.6 g/t Au over 0.8 m from hole 280-F790-12

The positive results from these drill programs are being fast-tracked and evaluation for potential additions to mine planning inventory is ongoing.

A complete summary of new underground drilling results from Black Fox is available here:

http://mcewenmining.com/files/doc_news/archive/2020/20201029_ug_comp_cog3.xlsx

Froome – Development

Development of the underground access to the Froome deposit, located a half mile (800 m) west of the Black Fox mine, is on track, having advanced 47% by the end of the quarter. We plan to reach the main deposit in Q2 2021 and expect to achieve commercial production from Froome in Q4 2021. Froome offers several benefits compared to Black Fox such as a straighter, more efficient haulage route and wider, more consistent mineralization that is amenable to lower cost bulk mining methods. We are targeting an average annualized production rate of 40-45,000 GEOs from Froome over a period of approximately 2.5 years.

Fox Complex Expansion – Economic Study

We have engaged an independent engineering group to complete a Preliminary Economic Assessment (PEA) for the Fox Complex that includes Grey Fox, Black Fox, Stock and Lexam resources all utilizing our existing or potentially expanded central milling capacity. The PEA results are expected to be available in Q4 2020 and will suggest the optimal business case on which to complete a feasibility study in 2021. Combined, the Fox Complex deposits host nearly 3.0 million gold ounces in Measured and Indicated resources, and an additional 1.0 million gold ounces in Inferred resources(6). The objective of the upcoming PEA is to develop a plan for the Fox Complex to grow to an annual production of 100-150,000 ounces of gold, at a cash cost of $800/oz and an all-in sustaining cost (AISC) of $1,100/oz, over a 10-year life, with production envisioned to start ramping up from 2022.

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Grey Fox and Stock – 2020 Exploration

On September 10th we completed a flow-through financing, which provides US$10 million for exploration activities in the Timmins region over the next 12 to 24 months. The initial focus is on two high-potential targets within 2 miles (3.2 km) of our existing operations at the Fox Complex: Stock West and Whiskey Jack. Both of these targets returned very encouraging results during the 2018-2019 drilling campaigns, and we are looking forward to continued exploration programs at these exciting discoveries, with the objective of defining additional resources.

Whiskey Jack – Surface Drilling

Exploration drilling at Whiskey Jack continued to generate encouraging high grade results since our last update, from October 16th, 2020 (for press release click here). Visible gold was observed in 8 of the 15 shallow holes drilled to date. Highlights of two new drill holes at the Whiskey Jack target are as follows:

31.2 g/t Au over 2.7 m and 6.0 g/t Au over 8.0 m from hole 20GF-1323

12.7 g/t Au over 11.2 m including 68.2 g/t Au over 2.0 m from hole 20GF-1325

A complete summary of new drilling results from Whiskey Jack is available here: http://mcewenmining.com/files/doc_news/archive/2020/20201029_wj_comp_cog1.xlsx

Gold Bar Mine, USA (100% Interest)

Gold Bar produced 6,800 GEOs in Q3 at cash costs and AISC of $1,585 and $1,769 per GEO, respectively. Operations at Gold Bar continued to ramp up during September, and savings from operational improvement initiatives are taking effect. For example, the combined average contractor and owner unit mining costs per ton of ore and waste moved decreased from $3.42/t in Q2 to $2.45/t in Q3, for a 28% decrease quarter on quarter. We expect costs to continue to trend lower in future quarters.

Evaluation of the resource estimate continued in Q3. We expect to have new resource and reserve estimates and an updated feasibility study in Q4.

El Gallo Project, Mexico (100% Interest)

El Gallo produced 1,900 GEOs from residual leaching of the heap leach pad, compared to 1,900 GEOs in Q2 2020. Incremental residual leaching costs for Q3 were $3.1 million(7), or $1,505 per GEO. An updated feasibility study for the Fenix Project is being finalized, and we expect to release the results in late Q4.

Table 1 below provides production and costs for Q1, Q2, Q3 and 9 months ending September 30, 2020 and comparative results from 2019:

Table 1: Production and Costs

	Q1		Q2			Q3		9 Months to Sept 30
	2019	2020	2019		2020	2019	2020	2019	2020
Total Production
Gold (oz)	27,000	29,200	36,200		15,700	35,000	23,100	98,200	68,000
Silver (oz)	703,200	553,200	850,500		359,400	947,100	575,000	2,500,800	1,487,600
GEOs(3)	36,300	35,000	45,900		19,200	45,900	30,400	128,100	84,600
San José Mine, Argentina (49%)(5)
Gold (oz)	10,600	9,000	13,500		5,500	13,600	8,600	37,700	23,100
Silver (oz)	701,300	551,900	848,300		358,700	943,000	571,000	2,492,600	1,481,600
GEOs(3)	19,900	14,900	23,200		9,000	24,500	15,900	67,500	39,800
Cash Costs ($/GEO)(1)(3)	749	1,138	960		1,280	915	1,269	883	1,232
AISC ($/GEO)(1)(3)	1,115	1,592	1,207		1,476	1,204	1,538	1,179	1,536
El Gallo Mine, Mexico
GEOs(1)(7)	5,400	2,700	5,400		1,900	3,000	1,900	13,800	6,500
Black Fox Mine, Canada
GEOs(3)	8,900	8,300	9,400		2,200	7,400	5,800	25,800	16,300
Cash Costs ($/GEO)(1)(3)	805	838	837		3,121	941	1,581	859	1,440
AISC ($/GEO)(1)(3)	1,454	1,339	1,196		3,332	1,363	1,644	1,326	1,750
Gold Bar Mine, Nevada
GEOs(3)	(8)	9,100	7,900	(8)	6,100	11,000	6,800	21,000	22,000
Cash Costs ($/GEO)(1)(3)	-	1,887	901		1,772	1,088	1,585	1,014	1,762
AISC ($/GEO)(1)(3)	-	2,177	1,088		2,462	1,235	1,769	1,200	2,132

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Notes:

1.	Cash costs per ounce, all-in sustaining costs (AISC) per ounce, and liquid assets are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release. For the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for three months ended September 30, 2020 and for the year ended December 31, 2019 contained in our Form 10-Q and 10-K, respectively.
2.	All amounts are reported in US dollars unless otherwise stated.
3.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 75:1 for Q1 2019, 88:1 for Q2 2019, 87:1 for Q3 2019, 94:1 for Q1 2020,104:1 for Q2 2020 and 79:1 for Q3 2020.
4.	Consolidated production guidance for Q4 2020 assumes an average gold:silver ratio of 80:1.
5.	Represents the portion attributable to us from our 49% interest in the San José Mine.
6.	Resources and Reserves for all the McEwen Mining projects can be found on our website at: https://www.mcewenmining.com/operations/reserves-and-resources/default.aspx
7.	Both cash costs and AISC per GEO no longer represent key metrics used by management to evaluate residual leaching at the El Gallo Project. For this reason, the Company has ceased relying on, and disclosing, cash costs and all-in-sustaining costs per ounce as key metrics for this operation.
8.	Gold Bar commercial production was attained on May 23, 2019, with cash costs and AISC reported from Q2 2019. Pre-commercial production at Gold Bar during Q1 2019 was 2,030 GEOs.

Conference Call and Webcast

We invite you to join our conference call, where management will discuss our Q3 2020 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants over the phone during the webcast. The webcast will be archived on McEwen Mining’s website at https://www.mcewenmining.com/media following the call.

Friday,	To call into the conference call over the phone, please register here:
October 30th, 2020	http://www.directeventreg.com/registration/event/8496507
at 11:00 am EDT	Audience URL:
https://event.on24.com/wcc/r/2626382/F6EB601267855511C284ED941E9AF3C6

For SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by G. Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to Fox Complex geology and exploration contained in this news release has been prepared under the supervision of Ken Tylee, P.Geo. Mr. Tylee is Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

CAUTIONARY NOTE REGARDING NON-GAAP FINANCIAL MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

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Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Liquid Assets

The term liquid assets used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Liquid assets are calculated as the sum of the Balance Sheet line items of cash and cash equivalents, restricted cash and investments, plus ounces of doré held in precious metals inventories valued at the London PM Fix spot price at the corresponding period. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining Inc. is required to prepare reports under the Securities Exchange Act of 1934 and the Canadian Securities Administrators’ National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”), under the Canadian securities laws because we are listed on the Toronto Stock Exchange (“TSX”) and therefore subject to Canadian securities laws. Standards under NI 43-101 are materially different than the standards generally permitted in reports filed with the United States (“U.S.”) Securities and Exchange Commission (“SEC”).

Under NI 43-101, we report measured, indicated and inferred resources, which are measurements that are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves under Industry Guide 7. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Therefore, U.S. investors are also cautioned not to assume that all or any part of inferred resources exist, or that they can be legally or economically mined.

Canadian regulations permit the disclosure of resources in terms of “contained ounces” provided that the tonnes and grade for each resource are also disclosed; however, the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces. Under U.S. regulations, the tonnage and average grade described herein would be characterized as mineralized material. We provide such disclosure about our properties to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, contain McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

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The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen Mining’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen Mining has approximately 409 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 20% of the shares.

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